Exhibit 99.1

Editorial Contacts:

Joyce Smaragdis	Ricky Gradwohl
Tessera	Porter Novelli
1-408-952-4317	1-408-369-4600 x631
jsmaragdis@tessera.com	ricky.gradwohl@porternovelli.com

TESSERA AND NORTH SIGN EXPANDED AGREEMENT

- Tessera and North To Further Strengthen Business and Technology Relationship -

San Jose, Calif. - May 18, 2005 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that it plans to expand its business and technology relationship with North Corporation (TSE: 6732), a developer of advanced circuit board technologies in Japan. Under the agreement, the two companies will implement an expanded licensing and joint development relationship to innovate and make broadly available advanced substrate technologies required for next generation electronics. A wholly-owned subsidiary of Tessera has been formed to acquire the ownership of certain technologies that have been developed in cooperation with North along with the associated licensing rights.

North Corporation licenses technologies used to manufacture high-density, multi-layer printed writing boards that can also be applied to advanced semiconductor package substrates. Definitive agreements have been executed and the transaction is expected to close in late May 2005.

“We are delighted to have reached this agreement with North, a long-standing Tessera licensee and development partner,” said Bruce McWilliams, Tessera’s chairman and chief executive officer. “The substrate technology we’ve developed with North can be utilized in a broad range of packaging applications to significantly improve performance, functionality and density, while also reducing cost. This effort underscores Tessera’s commitment to the ongoing development of highly advanced packaging and interconnect technologies. We look forward to leveraging our newly expanded relationship with North as we integrate greater functionality into smaller and more flexible form factors ultimately enabling a new class of electronic products.”

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.